Exhibit 99.1

FOR RELEASE:	Contact:	Michael Gluk (investors)
January 9, 2007 [4 p.m. ET/1 p.m. PT]		Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar (media)
Porter Novelli
212-601-8084
hzar@porternovelli.com

ARTHROCARE EXPECTS FOURTH QUARTER 2006

REVENUES OF APPROXIMATELY $69.7 MILLION

Fourth Quarter EPS Expected to Reach Approximately $0.33, Prior to Impact of Tax Benefit

and Litigation Settlement

AUSTIN, TEXAS —January 9, 2007 — ArthroCare® Corp. (Nasdaq: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced today that it received certain patent licenses from MarcTec, settling a patent infringement lawsuit, and that ArthroCare’s effective fourth quarter tax rate would be reduced. The company also confirmed that it expects fourth quarter earnings of approximately $0.33 per share and full year earnings of approximately $1.17 per share, prior to the cumulative impact of the settlement costs and tax benefit. Fourth quarter revenues are expected to be approximately $69.7 million, at the current First Call consensus. “Revenues increased in all divisions on both a sequential quarter and year-over-year basis,” noted Mike Baker, ArthroCare’s CEO.

On December 9, 2006, the United States Congress extended the R&D Income Tax Credit, which reduces the company’s tax rate to approximately 15 percent from 25 percent for the fourth quarter of 2006. This tax credit, which is expected to be ongoing throughout 2007, will positively impact fourth quarter results by approximately $0.04 per share.

Additionally, on January 9, ArthroCare reached settlement in a patent infringement lawsuit brought against the Company in December of 2005 by MarcTec, LLC in the United States District Court for the Southern District of Illinois. ArthroCare will make a $2.75 million payment to MarcTec, which will be included in ArthroCare’s 2006 financial statements, and future royalty payments related to the licensing of certain MarcTec patents. This will reduce fourth quarter results by approximately $0.08 per share. Including the impact of both the tax credit and the settlement payment the company expects fourth quarter earnings to be approximately $0.29 per share.

ArthroCare is in the process of completing its year-end audit and expects to announce completed financial data after the close of market on February 15, 2007.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s expected fourth quarter financial results and stated business outlook for fiscal 2006, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended September 30, 2006 and Form 10-K for the year ended Dec. 31, 2005. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectation.